Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES PRELIMINARY

2006 INCREASED SALES AND EARNINGS AND THE 2007 DIVIDEND

Eau Claire, Wisconsin (February 23, 2007) – National Presto Industries, Inc. (NYSE: NPK) announced today preliminary 2006 sales and earnings, as shown in the table below. Estimated net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the preliminary 2006 results, Maryjo Cohen, President, stated, “All three of our business segments – housewares/small appliances, defense, and absorbent products – contributed to the increase in estimated sales revenues. Favorable estimated operating results from the housewares/small appliances and defense segments were instrumental in the earnings growth and more than offset the not unexpected estimated loss from the absorbent products segment. Increased yields from the company’s portfolio, reflecting the interest rate increases implemented by the Federal Reserve during the first half of the year, also had a favorable, albeit relatively minor, positive effect on estimated earnings.”

She went on to state, “Sales and earnings are preliminary due to the inability to secure the consent of the company’s prior auditor, Grant Thornton, to the use of its opinions for the years 2003 and 2004. Grant Thornton resigned in April 2006, in connection with the controversy surrounding the SEC staff’s ultimate mandate that an investment company footnote be included with the 2005 financial statements. The veracity of the financial figures was never in issue. Although Grant Thornton had outlined a procedure for requesting the use of its 2003 and 2004 opinions at the time of its resignation, it advised the company in January 2007 that it would not consent to the use of those opinions. Audited prior year figures are usually a prerequisite to filing an annual report and Form 10-K. The company has requested a waiver of that requirement from the staff of the SEC. To the extent it cannot secure a waiver, the successor auditor, Virchow Krause, will need to completely reaudit 2003 and 2004, as well as perform a balance sheet audit of 2002. If it does secure the waiver, a balance sheet audit of 2004 is still required. Until the reauditing process is completed, the earnings information must be deemed an estimate. The reauditing is expected to delay the company’s filings until mid-year and may in turn result in a postponement of the Company’s annual meeting.” The company does intend to disclose tentative financial information later this quarter.

Ms. Cohen also reported on the status of the appeal of the investment company case that is currently pending before the Seventh Circuit Court of Appeals. She indicated that oral arguments had been heard on September 20, 2006, and the company is now awaiting the court’s decision. In response to a question about the status of the application for deregistration from the purview of the Investment Company Act filed over a year ago, she stated that other than oral confirmation that the application had been received and is under review by the SEC, there had been no action.

The Board of Directors of National Presto Industries, Inc. announced today an increase in the regular dividend from $.92 to $ .95 per share, plus an extra of $2.85. The 2006 dividend is the most recent in an unbroken history of sixty-three years. The record date for the dividend will be March 5, 2007. The regular dividend and extra will be paid in full on March 13, 2007.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

	Year Ended December 31*
	2006	2005
Net Sales	$304,681,000	$184,565,000
Net Earnings	$27,960,000	$18,967,000
Net Earnings Per Share	$4.09	$2.78
Weighted Shares Outstanding	6,831,000	6,827,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

* Sales and earnings for both years are preliminary as explained above.